EXHIBIT 99.1

AGREEMENT OF JOINT FILING

The parties listed below agree that the Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: May 14, 2021

Tuspark Innovation Venture Ltd.

By:	/s/ Chuilan ZENG
Name:	Chuilan ZENG
Title:	Director and Manager

Tus-Holdings Co., Ltd.

By:	/s/ Xiaowei CAI
Name:	Xiaowei CAI
Title:	President

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